Exhibit 99.2	Dividend News Release Dated April 7, 2005

News from UTi

Contacts:

Lawrence R. Samuels	Angie Yang
Chief Financial Officer	PondelWilkinson Inc.
UTi Worldwide Inc.	323.866.6004
310.604.3311	investor@pondel.com

UTi WORLDWIDE DECLARES ANNUAL DIVIDEND OF $0.15 PER SHARE

Rancho Dominguez, California – April 7, 2005 – The Board of Directors of UTi Worldwide Inc. (NASDAQ NM: UTIW) today declared an annual cash dividend of $0.15 per share on the company’s ordinary shares, payable on May 20, 2005 to shareholders of record as of April 29, 2005.

The dividend represents a 30 percent increase from the annual dividend of $0.115 per share paid in 2004.

About UTi Worldwide

UTi Worldwide Inc. is an international, non-asset based global integrated logistics company providing air and ocean freight forwarding, contract logistics, customs brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including customers operating in industries with unique supply chain requirements such as the pharmaceutical, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its customers’ global supply chains.

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